Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Fiscal 2018 Full-Year GAAP EPS of $6.59, Up 28 Percent,
and Record Adjusted Full-Year EPS of $7.45*, Up 18 Percent

Fiscal 2018 (all from continuing operations; comparisons versus prior year):

•	GAAP EPS of $6.59, up 28 percent

•	Record adjusted EPS of $7.45*, up 18 percent

•	Record adjusted EBITDA margin of 34.9 percent*, up 70 basis points

Q4 FY18 (all from continuing operations; comparisons versus prior year):

•	GAAP EPS of $2.05, down five percent

•	Record adjusted EPS of $2.00*, up 14 percent

•	Adjusted EBITDA margin of 35.8 percent*, up 90 basis points

Fiscal 2018 Highlights

•	Executed on gasification strategy: acquired gasification technologies; brought Lu'An onstream; announced Jazan, Yankuang and Juitai projects

•	Successfully executed complex megaprojects around the world and won major new projects in India, Saudi Arabia, Korea, China and the U.S. Gulf Coast

•	Expanded company's core engineering and technology capabilities in Saudi Arabia, India and China

•	Increased dividend 16 percent to $4.40 per share annually, the 36th consecutive year of increases

Guidance

•
Fiscal 2019 full-year adjusted EPS guidance of $8.05 to $8.30* per share, up 10 percent* at midpoint over prior year; fiscal 2019 first quarter adjusted EPS guidance of $1.85 to $1.90 per share*, up five percent* at midpoint over fiscal 2018 first quarter.

•	Expected fiscal year 2019 capital spending of $2.3 to $2.5 billion

*The results and guidance in this release, including in the highlights above, include references to non-GAAP continuing operations measures. These exclude discontinued operations and are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP results can be found below.

LEHIGH VALLEY, Pa. (November 6, 2018) – Air Products (NYSE:APD) today reported GAAP net income from continuing operations of $1.5 billion and GAAP diluted EPS from continuing operations of $6.59, both up 28 percent, for its fiscal year ended September 30, 2018.

For the year, on a non-GAAP basis, record adjusted diluted EPS from continuing operations of $7.45 was up 18 percent, the fourth consecutive year of double-digit annual growth.

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Full-year sales of $8.9 billion increased nine percent on six percent higher volumes, one percent higher pricing and two percent favorable currency. Volumes were higher across all three regions, partially offset by lower activity from the Jazan project; excluding Jazan, volumes for the year were up 10 percent. The higher pricing was driven by the China and Europe merchant businesses.

Adjusted EBITDA of $3.1 billion for the year increased 11 percent, led by strong volume growth, positive pricing, currency and equity affiliate income, partially offset by higher costs. Record adjusted EBITDA margin of 34.9 percent for the year increased 70 basis points.

Fourth Quarter Results (Q4 FY18)
Air Products reported GAAP net income from continuing operations of $453 million and GAAP diluted EPS from continuing operations of $2.05 for its fiscal fourth quarter ended September 30, 2018. These results include a net $0.05 EPS benefit from tax reform items, a pension settlement, and a change in an inventory accounting policy resulting in a valuation change.
For the quarter, on a non-GAAP basis, adjusted net income from continuing operations of $442 million and record diluted adjusted EPS from continuing operations of $2.00 both increased 14 percent over the prior year.
Fourth quarter sales of $2.3 billion increased four percent from the prior year on three percent higher volumes, one percent higher pricing and one percent favorable energy pass-through, partially offset by one percent unfavorable currency. Volumes were higher in the Americas and Asia, partially offset by lower activity from the Jazan project; excluding Jazan, volumes were up six percent. Pricing increased one percent, driven primarily by the China merchant business.
For the quarter, adjusted EBITDA of $822 million increased seven percent over the prior year, driven by the higher volumes and higher equity affiliate income, partially offset by higher costs. Adjusted EBITDA margin of 35.8 percent increased 90 basis points over the prior year.
Commenting on the results, Seifi Ghasemi, chairman, president and chief executive officer, said, "The talented and focused team at Air Products has again delivered the strongest safety and financial performance in the industry, all while successfully executing some of the largest and most complex industrial gas projects in the world. Our significant cash generation and strong balance sheet enabled us to invest in new projects while returning nearly $900 million to our shareholders this year via dividends. From this position of strength, we continue to execute on our gasification strategy and win profitable projects, enabling us to commit significant capital to grow Air Products."

Fourth Quarter Results by Business Segment

•
Industrial Gases – Americas sales of $987 million increased four percent over prior year, with four percent higher volumes and one percent higher pricing, partially offset by one percent unfavorable currency. Hydrogen demand remained strong, and merchant gases volumes were positive. Adjusted EBITDA of $398 million decreased one percent from the prior year, as the improved volumes and pricing as well as higher equity affiliate income were offset by increased costs.

•
Industrial Gases – EMEA sales of $555 million increased eight percent over prior year, driven primarily by seven percent favorable energy pass-through, mainly due to a significant increase in natural gas prices in India. Positive volumes contributed two percent and pricing added one percent, partially offset by unfavorable currency of two percent. Adjusted EBITDA of $174 million decreased five percent from the prior year. Adjusted EBITDA margin of 31.4 percent decreased 410 basis points; excluding the impact of higher energy pass-through, adjusted EBITDA margin was down 180 basis points, primarily due to higher power costs.

•
Industrial Gases – Asia sales of $633 million increased 15 percent over prior year, driven by strong volumes and higher pricing. Volumes increased 14 percent, with new projects, primarily Lu'An, driving about 10 percent of the increase. Pricing increased three percent, mainly due to China merchant pricing. Adjusted EBITDA of $271 million increased 21 percent and adjusted EBITDA margin of 42.8 percent was up 210 basis points over prior year on the strong volumes and higher pricing.

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Outlook
Ghasemi said, "With our safety, productivity and operating performance as the foundation, I remain very confident in our ability to deliver on our commitments. We continue to deploy capital into value-creating projects in our industrial gas business; in fact, we have already committed over $7 billion. While we cannot predict or control political or economic developments, we do have control over the operational performance and growth of Air Products. Our fiscal 2019 guidance demonstrates our commitment to delivering at least 10 percent annual EPS growth over the long term. Our strategic Five-Point Plan is the roadmap for driving safety, inclusion, profitability and sustainability as we grow."

Air Products expects full-year fiscal 2019 adjusted EPS of $8.05 to $8.30 per share, up 10 percent at midpoint over prior year. For the fiscal 2019 first quarter, Air Products expects adjusted EPS of $1.85 to 1.90 per share, up five percent at midpoint over the fiscal 2018 first quarter.
The capital expenditure forecast for fiscal year 2019 is expected to be in the range of $2.3 to $2.5 billion.
Management has provided adjusted EPS and adjusted tax rate guidance on a continuing operations basis. While Air Products might have additional impacts from the U.S. Tax Cuts and Jobs Act adopted in late 2017, or incur additional costs for items such as cost reduction actions and pension settlements in future periods, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Management does not believe these items to be representative of underlying business performance. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or the impact of the adjusted tax rate to a comparable GAAP range.

Earnings Teleconference
Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on November 6 by calling 323-994-2093 and entering passcode 7681063, or access the Event Details page on Air Products’ Investor Relations web site.

About Air Products
Air Products (NYSE:APD) is a world-leading Industrial Gases company in operation for over 75 years. The Company provides industrial gases and related equipment to dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment.
The Company had fiscal 2018 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $35 billion. Approximately 15,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com.

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NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, business outlook and investment opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, supply and demand dynamics in market segments we serve, or in the financial markets; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations or customer cancellations or postponement of projects and sales; future financial and operating performance of major customers and joint venture partners; our ability to develop, implement, and operate new technologies, or to execute the projects in our backlog; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax or other legislation, as well as regulations affecting our business and related compliance requirements, including regulations related to global climate change; changes in tax rates and other changes in tax law; the timing, impact and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters, acts of war, or terrorism; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in interest rates and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of raw materials; the success of productivity and operational improvement programs; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2017. Except as required by law, the Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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* Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
The Company has presented certain financial measures on a non-GAAP (“adjusted”) basis and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. The Company believes these non-GAAP measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, our non-GAAP measures are determined by adjusting the most directly comparable GAAP financial measure to exclude certain disclosed items (“non-GAAP adjustments”) that we believe are not representative of the underlying business performance. For example, we restructured the Company to focus on its core Industrial Gases business. This resulted in significant cost reduction and asset actions that we believe were important for investors to understand separately from the performance of the underlying business. The reader should be aware that we may incur similar expenses in the future. The tax impact on our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. Investors should also consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
During the first quarter of fiscal year 2018, we adopted accounting guidance on the presentation of net periodic pension and postretirement benefit cost. Certain prior year information has been reclassified to conform to the fiscal year 2018 presentation. Refer to Note 3, Accounting Policies, to the consolidated financial statements for additional information.

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CONSOLIDATED RESULTS

	Continuing Operations
	Three Months Ended 30 September
Q4 2018 vs. Q4 2017	Operating Income	Operating Margin(A)		Equity Affiliates' Income	Income Tax Provision (Benefit)	Net Income	Diluted EPS
2018 GAAP	$533.7	23.2%		$59.2	$69.2	$452.9	$2.05
2017 GAAP	457.4	20.8%		44.8	(1.3)	474.2	2.15
Change GAAP	$76.3	240	bp	$14.4	$70.5	($21.3)	($.10)
% Change GAAP	17%			32%	N/M(B)	(4)%	(5)%
2018 GAAP	$533.7	23.2%		$59.2	$69.2	$452.9	$2.05
Change in inventory valuation method	(24.1)	(1.0)%		—	(6.6)	(17.5)	(.08)
Pension settlement loss(C)	—	—%		—	10.5	33.2	.15
Tax reform repatriation	—	—%		(4.0)	(28.1)	24.1	.11
Tax reform benefit related to deemed foreign dividends	—	—%		—	56.2	(56.2)	(.25)
Tax reform rate change and other	—	—%		—	(2.2)	2.2	.01
Tax restructuring	—	—%		—	(3.1)	3.1	.01
2018 Non-GAAP Measure	$509.6	22.2%		$55.2	$95.9	$441.8	$2.00
2017 GAAP	$457.4	20.8%		$44.8	($1.3)	$474.2	$2.15
Cost reduction and asset actions	48.4	2.2%		—	17.5	30.9	.14
Gain on land sale	(12.2)	(.6)%		—	(4.6)	(7.6)	(.03)
Pension settlement loss(C)	—	—%		—	.3	.6	—
Tax election benefit	—	—%		—	111.4	(111.4)	(.50)
2017 Non-GAAP Measure	$493.6	22.4%		$44.8	$123.3	$386.7	$1.76
Change Non-GAAP Measure	$16.0	(20	)bp	$10.4	($27.4)	$55.1	$.24
% Change Non-GAAP Measure	3%			23%	(22)%	14%	14%

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	Continuing Operations
	Twelve Months Ended 30 September
2018 vs. 2017	Operating Income	Operating Margin(A)		Equity Affiliates' Income	Income Tax Provision	Net Income	Diluted EPS
2018 GAAP	$1,965.6	22.0%		$174.8	$524.3	$1,455.6	$6.59
2017 GAAP	1,440.0	17.6%		80.1	260.9	1,134.4	5.16
Change GAAP	$525.6	440	bp	$94.7	$263.4	$321.2	$1.43
% Change GAAP	37%			118%	101%	28%	28%
2018 GAAP	$1,965.6	22.0%		$174.8	$524.3	$1,455.6	$6.59
Change in inventory valuation method	(24.1)	(.3)%		—	(6.6)	(17.5)	(.08)
Pension settlement loss(C)	—	—%		—	10.5	33.2	.15
Tax reform repatriation	—	—%		28.5	(448.6)	477.1	2.16
Tax reform benefit related to deemed foreign dividends	—	—%		—	56.2	(56.2)	(.25)
Tax reform rate change and other	—	—%		—	211.8	(211.8)	(.96)
Tax restructuring	—	—%		—	35.7	(35.7)	(.16)
2018 Non-GAAP Measure	$1,941.5	21.7%		$203.3	$383.3	$1,644.7	$7.45
2017 GAAP	$1,440.0	17.6%		$80.1	$260.9	$1,134.4	$5.16
Business separation costs	32.5	.4%		—	3.7	26.5	.12
Tax benefit associated with business separation	—	—%		—	5.5	(5.5)	(.02)
Cost reduction and asset actions(D)	151.4	1.8%		—	41.6	109.3	.49
Goodwill and intangible asset impairment charge(E)	162.1	2.0%		—	4.6	154.1	.70
Gain on land sale	(12.2)	(.1)%		—	(4.6)	(7.6)	(.03)
Equity method investment impairment charge	—	—%		79.5	—	79.5	.36
Pension settlement loss(C)	—	—%		—	3.9	6.6	.03
Tax election benefit	—	—%		—	111.4	(111.4)	(.50)
2017 Non-GAAP Measure	$1,773.8	21.7%		$159.6	$427.0	$1,385.9	$6.31
Change Non-GAAP Measure	$167.7	—		$43.7	($43.7)	$258.8	$1.14
% Change Non-GAAP Measure	9%			27%	(10)%	19%	18%

(A)	Operating margin is calculated by dividing operating income by sales.

(B)	Not meaningful (N/M)

(C)
Reflected on the consolidated income statements in "Other non-operating income (expense), net." The fourth quarter and fiscal year 2018 include a before-tax impact of $43.7 further discussed in Note 2, Pension Settlement Loss, to the consolidated financial statements.

(D)	Noncontrolling interests impact of $.5 in fiscal year 2017.

(E)	Noncontrolling interests impact of $3.4 in fiscal year 2017.

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ADJUSTED EBITDA
We define Adjusted EBITDA as income from continuing operations (including noncontrolling interests) excluding certain disclosed items, which the Company does not believe to be indicative of underlying business trends, before interest expense, other non‑operating income (expense), net, income tax provision (benefit), and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.
Below is a reconciliation of income from continuing operations on a GAAP basis to adjusted EBITDA:

2018	Q1	Q2	Q3	Q4	FY2018
Income From Continuing Operations(A)	$162.7	$423.6	$444.7	$459.7	$1,490.7
Less: Change in inventory valuation method	—	—	—	24.1	24.1
Add: Interest expense	29.8	30.4	34.9	35.4	130.5
Less: Other non-operating income (expense), net	9.8	11.1	12.8	(28.6)	5.1
Add: Income tax provision	291.8	56.2	107.1	69.2	524.3
Add: Depreciation and amortization	227.9	240.0	245.6	257.2	970.7
Add: Tax reform repatriation - equity method investment	32.5	—	—	(4.0)	28.5
Adjusted EBITDA	$734.9	$739.1	$819.5	$822.0	$3,115.5
2017	Q1	Q2	Q3	Q4	FY2017
Income From Continuing Operations(A)	$258.2	$310.1	$106.4	$480.5	$1,155.2
Add: Interest expense	29.5	30.5	29.8	30.8	120.6
Less: Other non-operating income (expense), net	(.2)	5.3	3.7	7.8	16.6
Add: Income tax provision (benefit)	78.4	94.5	89.3	(1.3)	260.9
Add: Depreciation and amortization	206.1	211.8	216.9	231.0	865.8
Add: Business separation costs	32.5	—	—	—	32.5
Add: Cost reduction and asset actions	50.0	10.3	42.7	48.4	151.4
Add: Goodwill and intangible asset impairment charge	—	—	162.1	—	162.1
Less: Gain on land sale	—	—	—	12.2	12.2
Add: Equity method investment impairment charge	—	—	79.5	—	79.5
Adjusted EBITDA	$654.9	$651.9	$723.0	$769.4	$2,799.2

(A)	Includes net income attributable to noncontrolling interests.

2018 vs. 2017	Q1	Q2	Q3	Q4	Total
Change GAAP
Income from continuing operations change	($95.5)	$113.5	$338.3	($20.8)	$335.5
Income from continuing operations % change	(37)%	37%	318%	(4)%	29%
Change Non-GAAP
Adjusted EBITDA change	$80.0	$87.2	$96.5	$52.6	$316.3
Adjusted EBITDA % change	12%	13%	13%	7%	11%

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Below is a reconciliation of segment operating income to Adjusted EBITDA:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Corporate and other	Segment Total
GAAP MEASURE
Three Months Ended 30 September 2018
Operating income (loss)	$251.3		$105.8		$180.2		$12.5	($40.2)	$509.6
Operating margin	25.5%		19.1%		28.5%				22.2%
Three Months Ended 30 September 2017
Operating income (loss)	$264.7		$120.7		$152.4		$12.4	($56.6)	$493.6
Operating margin	27.8%		23.4%		27.6%				22.4%
Operating income (loss) change	($13.4)		($14.9)		$27.8		$.1	$16.4	$16.0
Operating income (loss) % change	(5)%		(12)%		18%		1%	29%	3%
Operating margin change	(230	) bp	(430	) bp	90	bp			(20	) bp
NON-GAAP MEASURE
Three Months Ended 30 September 2018
Operating income (loss)	$251.3		$105.8		$180.2		$12.5	($40.2)	$509.6
Add: Depreciation and amortization	124.7		49.0		76.9		2.3	4.3	257.2
Add: Equity affiliates' income (loss)	22.4		19.4		13.6		(.2)	—	55.2
Adjusted EBITDA	$398.4		$174.2		$270.7		$14.6	($35.9)	$822.0
Adjusted EBITDA margin	40.4%		31.4%		42.8%				35.8%
Three Months Ended 30 September 2017
Operating income (loss)	$264.7		$120.7		$152.4		$12.4	($56.6)	$493.6
Add: Depreciation and amortization	119.6		48.2		57.6		2.9	2.7	231.0
Add: Equity affiliates' income	16.3		13.6		14.6		.3	—	44.8
Adjusted EBITDA	$400.6		$182.5		$224.6		$15.6	($53.9)	$769.4
Adjusted EBITDA margin	42.0%		35.5%		40.7%				34.9%
Adjusted EBITDA change	($2.2)		($8.3)		$46.1		($1.0)	$18.0	$52.6
Adjusted EBITDA % change	(1)%		(5)%		21%		(6)%	33%	7%
Adjusted EBITDA margin change	(160	) bp	(410	) bp	210	bp			90	bp

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	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Corporate and other	Segment Total
GAAP MEASURE
Twelve Months Ended 30 September 2018
Operating income (loss)	$927.9		$445.8		$689.9		$53.9	($176.0)	$1,941.5
Operating margin	24.7%		20.3%		28.1%				21.7%
Twelve Months Ended 30 September 2017
Operating income (loss)	$946.1		$395.5		$532.6		$71.1	($171.5)	$1,773.8
Operating margin	26.0%		22.2%		27.1%				21.7%
Operating income (loss) change	($18.2)		$50.3		$157.3		($17.2)	($4.5)	$167.7
Operating income (loss) % change	(2)%		13%		30%		(24)%	(3)%	9%
Operating margin change	(130	) bp	(190	) bp	100	bp			—
NON-GAAP MEASURE
Twelve Months Ended 30 September 2018
Operating income (loss)	$927.9		$445.8		$689.9		$53.9	($176.0)	$1,941.5
Add: Depreciation and amortization	485.3		198.6		265.8		8.1	12.9	970.7
Add: Equity affiliates' income	82.0		61.1		58.3		1.9	—	203.3
Adjusted EBITDA	$1,495.2		$705.5		$1,014.0		$63.9	($163.1)	$3,115.5
Adjusted EBITDA margin	39.8%		32.2%		41.3%				34.9%
Twelve Months Ended 30 September 2017
Operating income (loss)	$946.1		$395.5		$532.6		$71.1	($171.5)	$1,773.8
Add: Depreciation and amortization	464.4		177.1		203.2		8.9	12.2	865.8
Add: Equity affiliates' income	58.1		47.1		53.5		.9	—	159.6
Adjusted EBITDA	$1,468.6		$619.7		$789.3		$80.9	($159.3)	$2,799.2
Adjusted EBITDA margin	40.4%		34.8%		40.2%				34.2%
Adjusted EBITDA change	$26.6		$85.8		$224.7		($17.0)	($3.8)	$316.3
Adjusted EBITDA % change	2%		14%		28%		(21)%	(2)%	11%
Adjusted EBITDA margin change	(60	) bp	(260	) bp	110	bp			70	bp

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Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2018	2017	2018	2017
Segment total	$509.6	$493.6	$1,941.5	$1,773.8
Change in inventory valuation method	24.1	—	24.1	—
Business separation costs	—	—	—	(32.5)
Cost reduction and asset actions	—	(48.4)	—	(151.4)
Goodwill and intangible asset impairment charge	—	—	—	(162.1)
Gain on land sale	—	12.2	—	12.2
Consolidated Total	$533.7	$457.4	$1,965.6	$1,440.0
Below is a reconciliation of segment total equity affiliates' income to consolidated equity affiliates' income:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Equity Affiliates' Income	2018	2017	2018	2017
Segment total	$55.2	$44.8	$203.3	$159.6
Equity method investment impairment charge	—	—	—	(79.5)
Tax reform repatriation - equity method investment	4.0	—	(28.5)	—
Consolidated Total	$59.2	$44.8	$174.8	$80.1

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INCOME TAXES
The tax impact on our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. For additional discussion on the fiscal year 2018 non-GAAP tax adjustments, including the impact of the U.S. Tax Cuts and Jobs Act, refer to Note 1, Income Taxes, to the consolidated financial statements.

	Effective Tax Rate
	Three Months Ended 30 September		Twelve Months Ended 30 September
	2018	2017	2018	2017
Income Tax Provision (Benefit)—GAAP	$69.2	($1.3)	$524.3	$260.9
Income From Continuing Operations Before Taxes—GAAP	$528.9	$479.2	$2,015.0	$1,416.1
Effective Tax Rate—GAAP	13.1%	(.3)%	26.0%	18.4%
Income Tax Provision (Benefit)—GAAP	$69.2	($1.3)	$524.3	$260.9
Change in inventory valuation method	(6.6)	—	(6.6)	—
Business separation costs	—	—	—	3.7
Tax benefit associated with business separation	—	—	—	5.5
Cost reduction and asset actions	—	17.5	—	41.6
Goodwill and intangible asset impairment charge	—	—	—	4.6
Gain on land sale	—	(4.6)	—	(4.6)
Pension settlement loss	10.5	.3	10.5	3.9
Tax reform repatriation	(28.1)	—	(448.6)	—
Tax reform benefit related to deemed foreign dividends	56.2	—	56.2	—
Tax reform rate change and other	(2.2)	—	211.8	—
Tax restructuring	(3.1)	—	35.7	—
Tax election benefit	—	111.4	—	111.4
Income Tax Provision—Non-GAAP Measure	$95.9	$123.3	$383.3	$427.0
Income From Continuing Operations Before Taxes—GAAP	$528.9	$479.2	$2,015.0	$1,416.1
Change in inventory valuation method	(24.1)	—	(24.1)	—
Business separation costs	—	—	—	30.2
Cost reduction and asset actions	—	48.4	—	151.4
Goodwill and intangible asset impairment charge	—	—	—	162.1
Gain on land sale	—	(12.2)	—	(12.2)
Equity method investment impairment charge	—	—	—	79.5
Pension settlement loss	43.7	.9	43.7	10.5
Tax reform repatriation - equity method investment	(4.0)	—	28.5	—
Income From Continuing Operations Before Taxes—Non-GAAP Measure	$544.5	$516.3	$2,063.1	$1,837.6
Effective Tax Rate—Non-GAAP Measure	17.6%	23.9%	18.6%	23.2%

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CAPITAL EXPENDITURES
We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash in the consolidated statements of cash flows within "Cash Provided by Operating Activities" if the arrangement qualifies as a capital lease.
Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure:

	Three Months Ended 30 September		Twelve Months Ended 30 September
	2018	2017	2018	2017
Capital expenditures for continuing operations—GAAP basis	$435.5	$241.1	$1,913.8	$1,056.0
Capital lease expenditures	4.9	3.1	20.2	9.9
Capital expenditures—Non-GAAP basis	$440.4	$244.2	$1,934.0	$1,065.9
We expect capital expenditures for fiscal year 2019 to be approximately $2,300 to $2,500.

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RETURN ON CAPITAL EMPLOYED (ROCE)
Return on capital employed (ROCE) is calculated on a continuing operations basis as earnings after-tax divided by five-quarter average total capital. Earnings after-tax is calculated based on trailing four quarters and is defined as the sum of net income from continuing operations attributable to Air Products, interest expense, after-tax, at our effective quarterly tax rate, and net income attributable to noncontrolling interests. This non-GAAP measure has been adjusted for the impact of the disclosed items detailed below. Total capital consists of total debt and total equity less noncontrolling interests and total assets of discontinued operations.

	FY2018		FY2017
Net income from continuing operations attributable to Air Products	$1,455.6		$1,134.4
Interest expense	130.5		120.6
Interest expense tax impact	(34.1)		(27.5)
Interest expense, after-tax	96.4		93.1
Net income attributable to noncontrolling interests of continuing operations	35.1		20.8
Earnings After-Tax—GAAP	$1,587.1		$1,248.3

Disclosed items, after-tax
Change in inventory valuation method	($17.5)		$—
Business separation costs	—		26.5
Tax benefit associated with business separation	—		(5.5)
Cost reduction and asset actions	—		109.3
Goodwill and intangible asset impairment charge	—		154.1
Gain on land sale	—		(7.6)
Equity method investment impairment charge	—		79.5
Pension settlement loss	33.2		6.6
Tax reform repatriation	477.1		—
Tax reform benefit related to deemed foreign dividends	(56.2)		—
Tax reform rate change and other	(211.8)		—
Tax restructuring	(35.7)		—
Tax election benefit	—		(111.4)
Earnings After-Tax—Non‑GAAP	$1,776.2		$1,499.8

Five-Quarter Average Total Capital	14,378.4		12,391.8

ROCE—GAAP items	11.0%		10.1%
Change GAAP-based Measure	90	bp

ROCE—Non-GAAP items	12.4%		12.1%
Change Non-GAAP-based Measure	30	bp

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OUTLOOK
Guidance provided is on a non-GAAP continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance. While we might have additional impacts from the Tax Act or incur additional costs for items such as cost reduction actions and pension settlements in future periods, it is not possible, without unreasonable efforts, to identify the amount or significance of these events or the potential for other transactions that may impact future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q1	Full Year
2018 GAAP	$.70	$6.59
Change in inventory valuation method	—	(.08)
Pension settlement loss	—	.15
Tax reform repatriation	2.06	2.16
Tax reform benefit related to deemed foreign dividends	—	(.25)
Tax reform rate change and other	(.97)	(.96)
Tax restructuring	—	(.16)
2018 Non-GAAP Measure	$1.79	$7.45
2019 Non-GAAP Outlook	1.85–1.90	8.05–8.30
Change Non-GAAP	.06–.11	.60–.85
% Change Non-GAAP	3%–6%	8%–11%

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share and per share data)	2018	2017	2018	2017
Sales	$2,298.9	$2,203.1	$8,930.2	$8,187.6
Cost of sales	1,565.8	1,545.0	6,189.5	5,751.5
Selling and administrative	186.0	187.1	760.8	713.5
Research and development	20.4	13.2	64.5	57.6
Business separation costs	—	—	—	32.5
Cost reduction and asset actions	—	48.4	—	151.4
Goodwill and intangible asset impairment charge	—	—	—	162.1
Other income (expense), net	7.0	48.0	50.2	121.0
Operating Income	533.7	457.4	1,965.6	1,440.0
Equity affiliates' income	59.2	44.8	174.8	80.1
Interest expense	35.4	30.8	130.5	120.6
Other non-operating income (expense), net	(28.6)	7.8	5.1	16.6
Income From Continuing Operations Before Taxes	528.9	479.2	2,015.0	1,416.1
Income tax provision (benefit)	69.2	(1.3)	524.3	260.9
Income From Continuing Operations	459.7	480.5	1,490.7	1,155.2
Income (Loss) From Discontinued Operations, net of tax	—	(5.5)	42.2	1,866.0
Net Income	459.7	475.0	1,532.9	3,021.2
Net Income Attributable to Noncontrolling Interests of Continuing Operations	6.8	6.3	35.1	20.8
Net Income Attributable to Air Products	$452.9	$468.7	$1,497.8	$3,000.4
Net Income Attributable to Air Products
Income from continuing operations	$452.9	$474.2	$1,455.6	$1,134.4
Income (Loss) from discontinued operations	—	(5.5)	42.2	1,866.0
Net Income Attributable to Air Products	$452.9	$468.7	$1,497.8	$3,000.4
Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$2.06	$2.17	$6.64	$5.20
Income (Loss) from discontinued operations	—	(.02)	.19	8.56
Net Income Attributable to Air Products	$2.06	$2.15	$6.83	$13.76
Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$2.05	$2.15	$6.59	$5.16
Income (Loss) from discontinued operations	—	(.02)	.19	8.49
Net Income Attributable to Air Products	$2.05	$2.13	$6.78	$13.65
Weighted Average Common Shares – Basic (in millions)	219.6	218.4	219.3	218.0
Weighted Average Common Shares – Diluted (in millions)	220.9	220.1	220.8	219.8
Dividends Declared Per Common Share – Cash	$1.10	$.95	$4.25	$3.71
Other Data from Continuing Operations
Depreciation and amortization	$257.2	$231.0	$970.7	$865.8
Capital expenditures – Refer to page 13	$440.4	$244.2	$1,934.0	$1,065.9

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of dollars)	2018	2017
Assets
Current Assets
Cash and cash items	$2,791.3	$3,273.6
Short-term investments	184.7	404.0
Trade receivables, net	1,207.2	1,174.0
Inventories	396.1	335.4
Contracts in progress, less progress billings	77.5	84.8
Prepaid expenses	129.6	191.4
Other receivables and current assets	295.8	403.3
Current assets of discontinued operations	—	10.2
Total Current Assets	5,082.2	5,876.7
Investment in net assets of and advances to equity affiliates	1,277.2	1,286.9
Plant and equipment, at cost	21,490.2	19,547.8
Less: accumulated depreciation	11,566.5	11,107.6
Plant and equipment, net	9,923.7	8,440.2
Goodwill, net	788.9	721.5
Intangible assets, net	438.5	368.3
Noncurrent capital lease receivables	1,013.3	1,131.8
Other noncurrent assets	654.5	641.8
Total Noncurrent Assets	14,096.1	12,590.5
Total Assets	$19,178.3	$18,467.2
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,817.8	$1,814.3
Accrued income taxes	59.6	98.6
Short-term borrowings	54.3	144.0
Current portion of long-term debt	406.6	416.4
Current liabilities of discontinued operations	—	15.7
Total Current Liabilities	2,338.3	2,489.0
Long-term debt	2,967.4	3,402.4
Long-term debt – related party	384.3	—
Other noncurrent liabilities	1,536.9	1,611.9
Deferred income taxes	775.1	778.4
Total Noncurrent Liabilities	5,663.7	5,792.7
Total Liabilities	8,002.0	8,281.7
Air Products Shareholders’ Equity	10,857.5	10,086.2
Noncontrolling Interests	318.8	99.3
Total Equity	11,176.3	10,185.5
Total Liabilities and Equity	$19,178.3	$18,467.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2018	2017
Operating Activities
Net income	$1,532.9	$3,021.2
Less: Net income attributable to noncontrolling interests of continuing operations	35.1	20.8
Net income attributable to Air Products	1,497.8	3,000.4
Income from discontinued operations	(42.2)	(1,866.0)
Income from continuing operations attributable to Air Products	1,455.6	1,134.4
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	970.7	865.8
Deferred income taxes	(55.4)	(38.0)
Tax reform repatriation	240.6	—
Undistributed earnings of unconsolidated affiliates	(52.3)	(60.1)
Gain on sale of assets and investments	(6.9)	(24.3)
Share-based compensation	38.8	39.9
Noncurrent capital lease receivables	97.4	92.2
Goodwill and intangible asset impairment charge	—	162.1
Equity method investment impairment charge	—	79.5
Write-down of long-lived assets associated with cost reduction actions	—	69.2
Other adjustments	131.6	165.4
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(42.8)	(73.6)
Inventories	(64.2)	6.4
Contracts in progress, less progress billings	4.7	(19.3)
Other receivables	123.6	124.7
Payables and accrued liabilities	(277.7)	163.8
Other working capital	(9.0)	(154.0)
Cash Provided by Operating Activities	2,554.7	2,534.1
Investing Activities
Additions to plant and equipment	(1,568.4)	(1,039.7)
Acquisitions, less cash acquired	(345.4)	(8.2)
Investment in and advances to unconsolidated affiliates	—	(8.1)
Proceeds from sale of assets and investments	48.8	42.5
Purchases of investments	(530.3)	(2,692.6)
Proceeds from investments	748.2	2,290.7
Other investing activities	(2.0)	(2.3)
Cash Used for Investing Activities	(1,649.1)	(1,417.7)
Financing Activities
Long-term debt proceeds	.5	2.4
Payments on long-term debt	(418.7)	(483.9)
Net decrease in commercial paper and short-term borrowings	(78.5)	(798.6)
Dividends paid to shareholders	(897.8)	(787.9)
Proceeds from stock option exercises	76.2	68.4
Other financing activities	(41.5)	(41.3)
Cash Used for Financing Activities	(1,359.8)	(2,040.9)
Discontinued Operations
Cash used for operating activities	(12.8)	(966.2)
Cash provided by investing activities	18.6	3,750.6
Cash provided by financing activities	—	69.5
Cash Provided by Discontinued Operations	5.8	2,853.9
Effect of Exchange Rate Changes on Cash	(33.9)	13.4
(Decrease) Increase in Cash and Cash Items	(482.3)	1,942.8
Cash and Cash items - Beginning of Year	3,273.6	1,330.8
Cash and Cash items - End of Period	$2,791.3	$3,273.6
Supplemental Cash Flow Information
Cash paid for taxes (net of refunds) - Continuing operations	$364.6	$400.9

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Segment Total
Three Months Ended 30 September 2018
Sales	$987.1	$554.7	$633.0	$100.3	$23.8	$2,298.9
Operating income (loss)	251.3	105.8	180.2	12.5	(40.2)	509.6
Depreciation and amortization	124.7	49.0	76.9	2.3	4.3	257.2
Equity affiliates' income (loss)	22.4	19.4	13.6	(.2)	—	55.2
Three Months Ended 30 September 2017
Sales	$952.9	$514.8	$552.2	$171.1	$12.1	$2,203.1
Operating income (loss)	264.7	120.7	152.4	12.4	(56.6)	493.6
Depreciation and amortization	119.6	48.2	57.6	2.9	2.7	231.0
Equity affiliates' income	16.3	13.6	14.6	.3	—	44.8

	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Segment Total
Twelve Months Ended 30 September 2018
Sales	$3,758.8	$2,193.3	$2,458.0	$436.1	$84.0	$8,930.2
Operating income (loss)	927.9	445.8	689.9	53.9	(176.0)	1,941.5
Depreciation and amortization	485.3	198.6	265.8	8.1	12.9	970.7
Equity affiliates' income	82.0	61.1	58.3	1.9	—	203.3
Twelve Months Ended 30 September 2017
Sales	$3,637.0	$1,780.4	$1,964.7	$722.9	$82.6	$8,187.6
Operating income (loss)	946.1	395.5	532.6	71.1	(171.5)	1,773.8
Depreciation and amortization	464.4	177.1	203.2	8.9	12.2	865.8
Equity affiliates' income	58.1	47.1	53.5	.9	—	159.6
Total Assets
30 September 2018	$5,904.0	$3,280.4	$5,899.5	$240.1	$3,854.3	$19,178.3
30 September 2017	5,840.8	3,276.1	4,412.1	279.6	4,648.4	18,457.0

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Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2018	2017	2018	2017
Segment total	$509.6	$493.6	$1,941.5	$1,773.8
Change in inventory valuation method	24.1	—	24.1	—
Business separation costs	—	—	—	(32.5)
Cost reduction and asset actions	—	(48.4)	—	(151.4)
Goodwill and intangible asset impairment charge	—	—	—	(162.1)
Gain on land sale	—	12.2	—	12.2
Consolidated Total	$533.7	$457.4	$1,965.6	$1,440.0
Below is a reconciliation of segment total equity affiliates' income to consolidated equity affiliates' income:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Equity Affiliates' Income	2018	2017	2018	2017
Segment total	$55.2	$44.8	$203.3	$159.6
Equity method investment impairment charge	—	—	—	(79.5)
Tax reform repatriation - equity method investment	4.0	—	(28.5)	—
Consolidated Total	$59.2	$44.8	$174.8	$80.1
Below is a reconciliation of segment total assets to consolidated total assets:

	30 September	30 September
Total Assets	2018	2017
Segment total	$19,178.3	$18,457.0
Discontinued operations	—	10.2
Consolidated Total	$19,178.3	$18,467.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars, unless otherwise indicated)
1. INCOME TAXES
U.S. Tax Cuts and Jobs Act
On 22 December 2017, the United States enacted the U.S. Tax Cuts and Jobs Act (“the Tax Act”) which significantly changed existing U.S. tax laws, including a reduction in the federal corporate income tax rate from 35% to 21%, a deemed repatriation tax on unremitted foreign earnings, as well as other changes. As a result of the Tax Act, our consolidated income statements for the fourth quarter and full-year fiscal 2018 reflect a net (benefit) expense of ($29.9) and $209.1, respectively. The full year net expense includes an expense of $477.1 for the cost of the deemed repatriation tax and adjustments to the future cost of repatriation from foreign investments. This expense increased our income tax provision by $448.6 and reduced equity affiliate income by $28.5 for future costs of repatriation that will be borne by an equity affiliate. The fourth quarter amount included a non-recurring benefit of $56.2 to the deemed repatriation tax related to the U.S. taxation of deemed foreign dividends in fiscal year 2018, the year of enactment of the Tax Act. This benefit may be eliminated by future legislation.
The full year income tax provision was benefited by $211.8 primarily from the re-measurement of our net U.S. deferred tax liabilities at the lower corporate tax rate.
We are reporting the impacts of the Tax Act provisionally based upon reasonable estimates as of 30 September 2018. The impacts are not yet finalized as they are dependent on factors and analysis not yet known or fully completed, including but not limited to, further book to U.S. tax adjustments for the earnings of foreign entities, the issuance of additional guidance, as well as our ongoing analysis of the Tax Act.
As a fiscal year-end taxpayer, certain provisions of the Tax Act become effective in our fiscal year 2018 while other provisions do not become effective until fiscal year 2019. The corporate tax rate reduction is effective as of 1 January 2018 and, accordingly, reduces our 2018 fiscal year U.S. federal statutory rate to a blended rate of approximately 24.5%.
Tax Restructuring
During the fourth quarter and full-year fiscal 2018, we recognized a tax expense (benefit) of $3.1 and ($35.7), respectively, net of reserves for uncertain tax positions, resulting from the restructuring of several foreign subsidiaries.
2. PENSION SETTLEMENT LOSS
During the fourth quarter of fiscal year 2018, we recognized a pension settlement loss of $43.7 ($33.2 after-tax, or $.15 per share) that primarily resulted from the transfer of certain pension payment obligations to an insurer through the purchase of an irrevocable, nonparticipating group annuity contract on 17 September 2018. The loss is reflected on our consolidated income statements within “Other non-operating income (expense), net.” The transaction does not change the amount of the monthly pension benefits received by affected retirees.
3. ACCOUNTING POLICIES
Change in Inventory Valuation Method
The Company changed its accounting method for United States ("U.S.") industrial gases inventories from a last-in, first-out basis (LIFO) to a first-in, first-out basis (FIFO) in the fourth quarter of fiscal year 2018. Prior period financial statements have not been restated for the change in U.S. inventories as the impact was not material. Instead, the Company applied the change in accounting principle as a cumulative effect adjustment to cost of sales in the fourth quarter of fiscal year 2018. This change increased inventories by $24.1 at 1 July 2018 and increased income from continuing operations by $24.1 ($17.5 after-tax, or $.08 per share) for the quarter and year ended 30 September 2018.
New Accounting Guidance
During the first quarter of fiscal year 2018, we adopted accounting guidance on the presentation of net periodic pension and postretirement benefit cost. Prior to adoption, all net periodic benefit costs were presented within operating costs, primarily within "Cost of sales" and "Selling and administrative." As a result of adoption, non-service costs are now presented in our consolidated income statements outside of operating income in "Other non-operating income (expense), net." Prior period information has been reclassified to conform to the fiscal year 2018 presentation. The line item classification changes required by the new guidance did not impact the Company's pre-tax earnings or net income; however, "Operating income" and "Other non-operating income (expense), net" changed by immaterial offsetting amounts.

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4. ASSET ACQUISITION
On 9 September 2017, Air Products signed an agreement to form a joint venture, Air Products Lu’an (Changzhi) Co., Ltd. (“the JV”) with Lu’An Clean Energy Company ("Lu’An"). On 26 April 2018 ("the acquisition date"), we completed the formation of the JV, of which Air Products owns 60% and Lu’An owns 40%. The JV receives coal, steam and power from Lu’An and supplies syngas to Lu’An under a long-term onsite contract. Air Products contributed four large air separation units to the JV with a carrying value of approximately $300, and the JV acquired gasification and syngas clean-up assets from Lu’An for 7.9 billion RMB (approximately $1.2 billion). As a result, the carrying value of the plant and equipment of the JV was approximately $1.5 billion at the acquisition date. The JV is consolidated within the results of the Industrial Gases – Asia segment.
We accounted for the acquisition of the gasification and syngas clean-up assets as an asset acquisition. In connection with closing the acquisition, we paid net cash of approximately 1.5 billion RMB ($235) and issued equity of 1.4 billion RMB ($227) to Lu'An for their noncontrolling interest in the JV.
In addition, Lu'An made a loan of 2.6 billion RMB to the JV with regularly scheduled principal and interest payments at a fixed interest rate of 5.5%, and we established a liability of approximately 2.3 billion RMB for cash payments expected to be made to or on behalf of Lu'An in fiscal year 2019.
As of 30 September 2018, long-term debt from Lu'An of 2.6 billion RMB ($384) is presented on the consolidated balance sheets as "Long-term debt – related party," and our expected remaining cash payments of approximately $2.2 billion RMB ($330.0) are presented within "Payables and accrued liabilities."
The issuance of equity to Lu'An for their noncontrolling interest, the long-term debt, and the liability for the remaining cash payment were noncash transactions; therefore, they have been excluded from the consolidated statement of cash flows for the twelve months ended 30 September 2018.